Exhibit 99.1

TO BUSINESS, HEALTH AND MEDICAL EDITORS:

ISTA Pharmaceuticals Licenses Exclusive U.S. Rights to Late-Stage

Prescription Product for Dry Eye

- Ecabet Sodium Expected to Enter Phase III in 2005 -

IRVINE, Calif., Nov. 18 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced that the Company has licensed from Senju Pharmaceuticals Co., Ltd. exclusive U.S. marketing rights for ecabet sodium, a prescription eye drop for the treatment of dry eye syndrome (keratoconjunctivitis sicca, or KCS). Senju’s ecabet sodium eye drop product is currently in Phase II testing in Japan for the treatment of dry eye and is already marketed in Japan as an oral agent for gastric ulcers and gastritis.

“Ecabet sodium is an important addition to our late-stage product pipeline that will provide us with the opportunity to participate in the fast-growing U.S. market for prescription products to treat dry eye syndrome,” stated Vicente Anido, Jr., Ph.D., ISTA’s Chief Executive Officer. “We believe that ecabet sodium has a strong safety profile, and we anticipate completing an additional Phase IIb study and starting Phase III testing in the second half of 2005. We believe one of the advantages of ecabet sodium include its stimulating action on mucin secretion that could improve the overall quality of tears.”

Dr. Anido added, “This is our third agreement with Senju, and we are pleased to continue our work with this valued partner. This relationship has resulted in the U.S. market launch of Istalol(TM), a once-daily, topical solution of timolol. Xibrom(TM) (bromfenac sodium ophthalmic solution) 0.1%, a topical, twice-daily, non-steroidal anti-inflammatory solution, is currently under review by the FDA for marketing approval.”

Under the terms of this license agreement with Senju, Senju has granted to ISTA exclusive rights to Senju’s ecabet sodium product and related intellectual property in the U.S. ISTA will pay Senju non-refundable upfront and milestone payments and royalties on product sales. ISTA is responsible, at its expense, for completing all U.S. development activities for the product including clinical trials and the preparation and submission of the New Drug Application to the U.S. Food and Drug Administration, or FDA. ISTA is also responsible for manufacturing, and if the product is approved, marketing and selling the product in the U.S. Senju has previously licensed to ISTA exclusive rights in the U.S. to Istalol and Xibrom.

About Ecabet Sodium and the U.S. Dry Eye Market

Ecabet sodium represents a new class of molecules that increase the quantity and quality of mucin produced by conjunctival goblet cells and corneal epithelia. Mucin is a glycoprotein component of tear film that lubricates while retarding moisture loss from tear evaporation. Available for systemic use in treatment of gastric ulcers and gastritis, the use of ecabet sodium for treatment of dry eye syndrome is likely to complement treatment strategies with other late-stage or currently marketed prescription products.

Based on data compiled from various publicly available sources, ISTA estimates that sales in the U.S. prescription dry eye market are expected to be approximately $80 to $100 million in 2004 and are anticipated to grow to approximately $350 to $700 million in annual sales within three to five years.

About ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to the expected size and growth of the U.S. prescription dry eye market, the opportunity anticipated by ISTA to participate in that market with ecabet sodium, the expected advantages and safety profile of ecabet sodium and our expectation to complete an additional Phase IIb study and start Phase III testing in 2005 are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: the inherent uncertainty associated with market projections; risks and uncertainties related to the timely and successful implementation of ISTA’s strategic initiatives; delays, risks and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of ecabet sodium development efforts, clinical testing or studies, or FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; risks; uncertainties related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004.

SOURCE ISTA Pharmaceuticals, Inc.

-0-                                                          11/18/2004

/CONTACT: /

/First Call Analyst: /

/FCMN Contact: mronan@burnsmc.com /

/Web site: http://www.istavision.com /

(ISTA)